Exhibit 1.01

Teradata Corporation

Conflict Minerals Report

For The Year Ended December 31, 2014

1.	Introduction

This Report has been prepared pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, (the “Rule”) for the reporting period from January 1 to December 31, 2014. It pertains to Teradata Corporation (“Teradata,” the “Company,” “we,” “us,” or “our”). The information in this Report includes the activities of all our affiliates that are required to be consolidated.

This Report relates to the process undertaken for Teradata products intended to be distributed to others that were manufactured, or contracted to be manufactured, during calendar year 2014, for which manufacturing was completed during 2014, and that contain tin, tantalum, tungsten or gold (including cassiterite, columbite-tantalite (coltan) and wolframite from which some of those metals may be derived)(collectively, the “Subject Minerals”, “Conflict Minerals” or “3TG”).

Those products are:

•	Teradata Workload-Specific Platforms, including the Teradata Active Enterprise Data Warehouse, Teradata Data Warehouse Appliance, Teradata Data Mart Appliance, Teradata Appliance for SAS® and Teradata Integrated Big Data Platform;
•	Teradata Aster Discovery Platforms, including the Teradata Aster Big Analytics Appliance;
•	Teradata Appliance for Hadoop; and
•	Teradata Platform Framework Cabinet.

The equipment (excluding software) comprising those products typically includes electronic computer processors, boards, servers, data storage, power supplies, cabinetry and related tangible components. Collectively, the tangible components of those products are referred to in this Report as Teradata “hardware” or Teradata “hardware products”. Other products, including third-party equipment, that Teradata does not manufacture or contract to manufacture are outside the scope of this Report.

When this Report uses the term “conflict-free” it means the applicable Conflict Minerals, smelters or refiners have been verified as complying with the Conflict-Free Sourcing Initiative’s (the “CFSI”) Conflict-Free Smelter Program (the “CFSP”) or an equivalent third-party audit program.

When this Report uses the terms the “Covered Countries”, “DRC” or “DRC Region” it means the Democratic Republic of the Congo and adjoining countries, including Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia.

2.	Company and Supply-Chain Overview

Teradata is a global leader in analytic data platforms (e.g., hardware and software), analytic applications (e.g., software), marketing applications (e.g., software) and related consulting, support and implementation services. Our analytic data platforms include the Teradata hardware products that are within the scope of this Report.

Those analytic platforms are used by (or for) our customers in multiple industries (e.g., financial services and insurance, government and public services, health care, life sciences, e-commerce, digital media, entertainment, retail, manufacturing, oil and gas, hospitality, telecommunications, travel, transportation and utilities) in over 40 countries for data warehousing, active intelligence, big data analytics, and data discovery. We have over 1,300 analytics platform customers, and we employ over 11,000 people worldwide.

We engineer, design and establish specifications for our hardware products, leveraging best-in-class components from industry leaders and using industry-standard technologies selected and configured to work optimally with other hardware components and software. Each of our hardware products shares some common hardware components and/or suppliers with our other hardware products.

During 2014 we did not manufacture any of our hardware products. All Teradata hardware manufactured during 2014 (as well as 2013) for distribution to others was manufactured for us under contract by our sole-source electronics manufacturing services provider, Flextronics International Ltd. (“Flextronics” or our “Contract-Manufacturer”).

During 2014, 101 suppliers, including our Contract-Manufacturer and its affiliates, directly provided hardware components and materials for Teradata hardware products (“key suppliers” or “first-tier suppliers”) by our Contract-Manufacturer. Our Contract-Manufacturer assembled those hardware components, performed and completed the manufacturing of our hardware products, and initiated distribution of those products from the United States. The hardware components and materials included in our hardware products include components and materials from multiple upstream suppliers, supplier-tiers and sources across the world. Teradata is multiple supplier-tiers downstream from the smelters and refiners that provide materials used in the supply-chain for Teradata hardware components. Teradata has had no direct relationships with those smelters or refiners, and has had no direct presence, direct business activities or employees located in the Covered Countries.

3.	Conflict Minerals Disclosure—Our Conflict Minerals Program

We determined that:

•	Teradata is subject to the Rule;
•	the Subject Minerals are commonly known to be used widely in the electronics industry and found in many electronic computing hardware components;
•	the Subject Minerals are, or likely are, found in all Teradata hardware products;
•	it is unlikely that all of the Subject Minerals included in our hardware products originated exclusively from recycled or scrap resources; and
•	it is unlikely that all of the Subject Minerals included in our hardware products originated exclusively from supplies that entered the supply-chain before the period covered by the Rule (e.g., before January 2013).

We determined that our sole-source Contract-Manufacturer has:

•	declared it has a Conflict Minerals Policy, program and training module available for its suppliers (see http://www.flextronics.com/supplier/supplierquality/Files/Conflict%20Minerals%20Policy.pdf, http://conflictminerals.flexisrael.com/flextronics_and_conflict.html and http://www.flextronics.com/supplier/supplierquality/Files/Conflict%20Minerals%20Supplier%20Training.pdf);
•	reported that it uses the CFSI, CFSP and CFSI Conflict Minerals Reporting Template (“CMRT”) in connection with its Conflict Minerals program (see http://conflictminerals.fexisrael.com/template_explanation.html and http://www.conflictfreesourcing.org/); and
•	identified itself as being a reporting company under the Rule and posted such a report during 2014 for products it manufactured during 2013 (see http://files.shareholder.com/downloads/ABEA-28U2SZ/0x0xS1104659-14-42967/866374/filing.pdf).

We have:

•	adopted a Conflict Minerals Policy and posted it through a link on our website at www.teradata.com/corporate-social-responsibility;
•	adopted procedures and expectations that our Conflict Minerals Policy is reviewed and updated (see our Conflict Minerals Policy);

•	created and assigned responsibilities for a Teradata Conflict Minerals Management Committee (see our Conflict Minerals Policy);
•	opposed and condemned the DRC conflict and DRC conflict perpetrators (see our Conflict Minerals Policy);
•	encouraged respect and protection of human rights and the environment with our supply-chain (see our Conflict Minerals Policy);
•	fostered supply-chain integrity, ethics, compliance and accountability, including with respect to Conflict Minerals, Conflict Minerals legal duties and Conflict Minerals industry/framework initiatives (see our Conflict Minerals Policy);
•	prohibited knowing inclusion of Targeted DRC Conflict Minerals in our hardware products (see our Conflict Minerals Policy);
•	established an escalation and corrective actions process in the event of actual or suspected Conflict Minerals compliance exceptions or violations (see our Conflict Minerals Policy);
•	established an expectation or requirement with our supply-chain that the 3TG content in our hardware products must be conflict-free after 2014 (see our Conflict Minerals Policy);
•	adopted procedures and expectations that our Conflict Minerals initiatives and status are reviewed with Teradata senior management and the Audit Committee of our Board of Directors (see our Conflict Minerals Policy);
•	prepared a Conflict Minerals Report for 2013 and posted it through a link on our website at www.teradata.com/corporate-social-responsibility;
•	prepared this Conflict Minerals Report for 2014 and posted it through a link on our website at www.teradata.com/corporate-social-responsibility;
•	adopted the principles of the Electronic Industry Citizenship Coalition (“EICC”) Code of Conduct and posted related information through a link on our website at www.teradata.com/corporate-social-responsibility (the EICC Code of Conduct includes a provision regarding responsible sourcing of minerals, including with respect to 3TG and DRC Region Conflict Minerals – see section D.7. of the EICC Code of Conduct at http://www.eiccoalition.org/media/docs/EICCCodeofConduct5_English.pdf);
•	adopted the principles of the United Nations (“UN”) Global Compact, been a signatory to the UN Global Compact and posted related information through a link on our website at www.teradata.com/corporate-social-responsibility (e.g., Principle Two of the UN Global Compact includes that businesses should make sure they are not complicit in human rights abuses);
•	adopted a Teradata Code of Conduct and posted it through a link on our website at www.teradata.com/code-of-conduct (it includes provisions related to respecting and protecting human rights and to our adoption of the principles of the EICC Code of Conduct and UN Global Compact);
•	adopted a Teradata Supplier Code of Conduct and Teradata Business Partner Code of Conduct and posted them through links on our website at www.teradata.com/corporate-social-responsibility (each of those codes expressly incorporates our Conflict Minerals Policy and the principles of the Teradata Code of Conduct, EICC Code of Conduct and UN Global Compact);
•	maintained and communicated information about the Teradata Ethics Helpline (e.g., a whistleblower hotline) though which anyone may report Teradata-related actual or suspected violations of policies or laws or raise Teradata-related issues for review and guidance, and may do so on an anonymous and confidential basis (anyone may report and seek guidance regarding Teradata-related matters that pertain to Conflict Minerals through our Ethics Helpline — see our Code of Conduct, Supplier Code of Conduct and Business Partner Code of Conduct, and www.teradata.com/code-of-conduct);
•	maintained an Ethics and Compliance program and process for investigating, taking corrective actions and reporting matters related to ethics, compliance, actual or suspected violations of policies and actual or suspected violations of law (this would include matters involving policies or laws that pertain to Conflict Minerals, but there were none during 2014 or 2013);
•	issued an annual Teradata Corporate Social Responsibility (“CSR”) Report and posted it through a link on our website at www.teradata.com/corporate-social-responsibility (it includes reference to our Conflict Minerals policy and program, supply-chain integrity initiatives and initiatives to support and help protect human rights);

•	included Conflict Minerals, human rights and third-party due-diligence awareness and compliance in our ethics, compliance and code-of-conduct training for employees and members of our Board of Directors;
•	included requirements to comply with our Conflict Minerals Policy in certain relevant specifications and vendor regulatory compliance criteria for our hardware products;
•	included compliance with Conflict Minerals requirements provisions in certain relevant contracts with our Contract-Manufacturer and/or key suppliers;
•	communicated with our Contract-Manufacturer regarding Conflict Minerals surveying, tracking, reporting, expectations and upstream key supplier communications with respect to direct suppliers of components for our hardware that have not been identified as solely supplying components that do not contain any 3TG (e.g., plastic, aluminum, labels and other non-3TG-containing components);
•	reviewed our Contract-Manufacturer’s Form SD and Conflict Minerals Report for 2013 (see http://files.shareholder.com/downloads/ABEA-28U2SZ/0x0xS1104659-14-42967/866374/filing.pdf);
•	reviewed some (e.g., spot-checked) relevant websites, statements, Conflict Minerals Policies and/or Conflict Minerals Reports of some key suppliers regarding their stated Conflict Minerals initiatives, processes, reasonable country of origin inquiry (“RCOI”) processes and due diligence processes;
•	received and reviewed a CFSI Conflict Minerals Reporting Template form 2014 (as well as 2013) completed by our Contract-Manufacturer with respect to our hardware products; and
•	intended our Conflict Minerals program, design of our Conflict Minerals program, and actions and determinations related to our Conflict Minerals program as described in this Report to materially meet RCOI requirements of the Rule and Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas; Second Edition, including related supplements regarding 3TG.

Our Contract-Manufacturer reported to us the following with respect to our hardware products manufactured during 2014:

•	66 key suppliers of components of our hardware for 2014 were surveyed regarding Conflict Minerals using the CFSI framework (including ones surveyed for 2013)(35 of our total 101 key suppliers were not surveyed because they were determined to provide solely components or materials that do not to contain any 3TG at all or are outside the scope of the Rule, such as components or materials that are solely plastic, non-metallic fasteners, aluminum, test media, documentation, ink or a label); and
•	as of April 6, 2015, 30 of those key supplier responses for 2014 were deemed complete, 28 were open (e.g., awaiting responses or supplemental responses), 5 were rejected (e.g., identity of smelter or refiner not provided or deemed to be invalid) and 3 had some other identified problem (e.g., response in a form other than through the CMRT).

The CFSI CMRT completed by our sole-source Contract-Manufacturer and provided to us for 2014 regarding our hardware products includes the following as of April 6, 2015:

•	each of the Subject Minerals is intentionally included in our hardware products;
•	each of the Subject Minerals is necessary to the production of our hardware products and contained in our hardware products;
•	some of the tin, tantalum and tungsten in our hardware products originates from the Covered Countries;
•	it is yet unknown if any of the gold in our hardware products originates from the Covered Countries;
•	100% of the Subject Minerals in our hardware products do not originate from recycled or scrap sources;
•	Conflict Minerals data/information has not yet been received from 100% of suppliers of 3TG used in our hardware;
•	all smelters of the Subject Minerals in our hardware products have not yet been identified for any of the Subject Minerals;
•	all applicable smelter information received by our Contract-Manufacturer has been reported in its CMRT declaration that was provided to us;
•	our Contract-Manufacturer has a policy in place that addresses Conflict Minerals sourcing;

•	that policy is publicly available on its website at http://www.flextronics.com/supplier/supplierquality/Files/Conflict%20Minerals%20Policy.pdf;
•	it requires its direct suppliers to be conflict-free;
•	it requires its direct suppliers to source from smelters validated by an independent private sector audit firm;
•	it has implemented due diligence measures for conflict-free sourcing;
•	it collects Conflict Minerals due diligence information from its suppliers which is in conformance with IPC-1755 Conflict Minerals Data Exchange standard (e.g., the CFSI CMRT);
•	it requests smelter names from its suppliers;
•	it reviews due diligence information it receives from its suppliers against its expectations;
•	its review process includes corrective action management; and
•	it is subject to the SEC Conflict Minerals Rule.

In connection with that CMRT, our Contract-Manufacturer provided us with information regarding smelters of the Subject Minerals included in our hardware products as identified in direct supplier surveys. Annex I of this Report includes a list of source countries for each of the Subject Minerals identified through that process. The information provided by our Contract-Manufacturer correspondingly identifies the following for each of the Subject Minerals:

•	gold – 102 smelters/refiners/sources including recycled, scrap and mine sources in 18 countries;
•	tantalum – 36 smelters/refiners/sources including recycled, scrap and mine sources in 17 countries:
•	tin – 70 smelters/refiners/sources including recycled, scrap and mine sources in 9 countries: and
•	tungsten – 30 smelters/refiners/sources including recycled, scrap and mine sources in 10 countries.

The actions and determinations relevant to RCOI set forth above in this Report, the information in Annex I, the information provided to us by our Contract-Manufacturer from which we derived the information in Annex I, our review of that information, and the immediately preceding paragraph reflect and summarize our RCOI process and results for our hardware products manufactured during 2014.

In connection with the CMRT for 2014 from our Contract-Manufacturer, our Contract-Manufacturer also provided us with a list of smelters/refiners/sources for the Subject Minerals included in our hardware products that have been identified as sourcing 3TG from mines or sources in the Covered Countries. That list is included at Annex II of this Report. It identifies 9 smelters/refiners of tantalum, 2 smelters/refiners of tin, 1 smelter/refiner of tungsten and 0 smelters/refiners of gold. All 12 of those smelters have been identified as being conflict-free for their respective minerals according to corresponding lists of CFSP compliant smelters/refiners found on the CFSI website at www.conflictfreesourcing.org (as of May 18, 2015).

The actions and determinations relevant to Conflict Minerals due diligence set forth above, the information in Annex II, the information provided to us by our Contract-Manufacturer from which we derived the information in Annex II, our review of that information, and the immediately preceding paragraph summarize our Conflict Minerals due diligence process and results for our hardware products manufactured during 2014.

4.	Progress

Our Conflict Minerals program progressed for 2014. We continued the preexisting program attributes and activities set forth above in this Report. Our further progress during 2014 includes the following:

•	66 key suppliers surveys were distributed for 2014 – 48 were distributed for 2013;
•	all smelters/refiners identified as possible sources of tantalum from the DRC Region were on the CFSP-compliant list for 2014 – 3 were not for 2013;
•	we included compliance with our Conflict Minerals Policy, the principles of the EICC Code of Conduct and the principles of the UN Global Compact in our Supplier Code of Conduct and Business Partner Code of Conduct during 2014;

•	we updated our Conflict Minerals Policy to require and set expectations with our Contract-Manufacturer and key suppliers that the Conflict Minerals content of our hardware products be conflict-free after 2014; and
•	we began assessing independent private sector audit (IPSA) requirements and criteria for anticipated future application to our Conflict Minerals program in the coming years.

5.	Follow-up Planning

Our planning for follow-up activities to make further progress towards us achieving conflict-free status (in addition to the preexisting program attributes and activities set forth above in this Report) include:

•	see that follow-up contact and/or response-review is accomplished regarding each key supplier that has not yet qualified for “complete” status with respect to its survey response for 2014 – with an objective to achieve 100% completion status during 2015 (or identify those for which corrective actions should be taken during 2015, such as termination of their continuing eligibility to supply components for use in Teradata hardware products);
•	conduct surveys during 2016 of key suppliers of components for our hardware manufactured during 2015 that reasonably may include the Subject Minerals and take corrective actions regarding all suppliers of any such components that are not conflict-free, such as termination of their continuing eligibility to supply components for use in Teradata hardware products – with an objective of achieving conflict-free status for our hardware products for those manufactured during 2015; and
•	see that an IPSA is conducted, successfully achieved and reported during 2016 for our hardware products manufactured during 2015 that qualify for conflict-free status.

6.	Determination

Our hardware products manufactured during 2014 are “DRC conflict undeterminable.” We reached this determination because, after taking the RCOI and due diligence measures described in this Report, we and/or our sole-source Contract-Manufacturer did not, by the date of this Report, obtain CMRT responses from all key suppliers of components used in our hardware products that were manufactured during 2014 indicating that all such components were conflict-free. In view of this determination, no IPSA was required or conducted for our hardware products that were manufactured during 2014.

ANNEX I

To Teradata Corporation

Conflict Minerals Report

For The Year Ended December 31, 2014

IDENTIFIED COUNTRIES/PLACES OF ORIGIN FOR CONFLICT MINERALS

Recycled, Scrap and Mines

Gold (18):
Australia	Bolivia	Brazil	Canada	Chile	China
Germany	Hong Kong	Japan	Mexico	Peru	Portugal
South Africa	Spain	Taiwan	United Kingdom	United States of America
Uzbekistan

Tantulum (17):
Australia	Bolivia	Brazil	Burundi	China Democratic Republic of Congo
Ethiopia	India	Kazakhstan	Malaysia	Mozambique	Namibia
Nigeria	Russia	Rwanda	Sierra Leone	Zimbabwe

Tungsten (10):
Australia	Austria	Bolivia	Canada	China	Peru
Portugal	Russia	Spain	United States of America

Tin (9):
Bolivia	Brazil	China	Indonesia	Kazakhstan	Malaysia
Peru	Philippines	Russia

ANNEX II

To Teradata Corporation

Conflict Minerals Report

For The Year Ended December 31, 2014

IDENTIFIED POSSIBLE SMELTERS/REFINERS/SOURCES OF CONFLICT MINERALS FROM THE DRC REGION

Smelter/Refiner Name	Country	Smelter ID Number	Listed as CFSP Compliant? (at conflictfreesourcing.org)

Tantalum (9)

Conghua Tantalum and Niobium Smeltry	China	CID000291	Yes

Duoluoshan	China	CID000410	Yes

F&X Electro-Materials Ltd.	China	CID000460	Yes

Global Advanced Metals Boyertown	USA	CID002557	Yes

Jiujiang Tanbre Co., Ltd.	China	CID000917	Yes

KEMET Blue Metals	Mexico	CID002539	Yes

Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277	Yes

Ulba	Kazakhstan	CID001969	Yes

Zhuzhou Cement Carbide	China	CID002232	Yes

Tin (2)

Malaysia Smelting Corporation (MSC)	Malaysia	CID001105	Yes

Thaisarco	Thailand	CID001898	Yes

Tungsten (1)

Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320	Yes